As filed with the Securities and Exchange Commission on June 12, 2009
Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Saks Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-0331040
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

12 East 49th Street
New York, New York 10017
(Address and Zip Code of Principal Executive Offices)

Saks Incorporated 2009 Long-Term Incentive Plan
(Full title of the Plan)

Ron C. Llewellyn
Vice President and Secretary
Saks Incorporated
12 East 49th Street
New York, New York 10017
(212) 940-5305
(Name, Address and Telephone number, including area code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10	6,145,391 Shares	$3.825(2)	$23,506,121	$1,312
(1)           Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also includes such additional indeterminate number of shares as may be issuable by reason of certain anti-dilution provisions contained in the registrant’s 2009 Long-Term Incentive Plan as well as 445,391 shares added pursuant to Section 4.2 of the Plan as a result of forfeitures under prior plans.  This registration statement also pertains to certain associated preferred share purchase rights that initially are attached to, and trade with, the common stock and will not be exercisable until specified events occur.
(2)           Pursuant to paragraphs (c) and (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed based on the average of the high and low sale prices of the common stock reported on the New York Stock Exchange on June 11, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the plan as specified under Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Commission, are incorporated by reference herein:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2009;

•
The Registrant’s Current Reports on Form 8-K filed on February 5, 2009, February 25, 2009, March 2, 2009, March 5, 2009, April 9, 2009, May 7, 2009, May 19, 2009, May 20, 2009, May 21, 2009, May 27, 2009 and June 4, 2009 (specifically excluding the information furnished under Items 2.02 or 7.01 and any exhibits furnished thereto);

•
The description of the Registrant’s Common Stock, par value $.10 per share, contained in its Registration Statement on Form 8-A filed with the Commission on June 18, 1997 (File No. 001-13113), including any subsequent amendment or any report filed for the purpose of updating such description; and

•
The description of the Registrant’s Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on November 26, 2008 (File No. 001-13113), including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall (with the exception of information that is deemed “furnished” rather than “filed, which information shall not be deemed to be incorporated by reference herein or to be a part of this registration statement) be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation.  The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received.  In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding.  The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Amended and Restated Charter of the Registrant (the “Charter”) provides that the Registrant shall have the authority and right to indemnify and hold harmless its officers and directors to the extent such indemnification is permitted under the TBCA, the Registrant’s Amended and Restated Bylaws (the “Bylaws”), or any duly adopted resolution of the Board of Directors or the shareholders.  However, absent any limitations adopted in the Bylaws or any applicable resolutions, the Charter requires that the Registrant indemnify its officers and directors to the fullest extent allowed by the applicable provisions of the TBCA.

The Bylaws provide that the Registrant shall indemnify, to the full extent authorized or permitted by the TBCA, any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant or serves or served as a director or officer of any other enterprise at the request of the Registrant.  The Bylaws further provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the Bylaws.

The Registrant also has entered into Indemnification Agreements with each of its current directors and certain executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the TBCA, the Charter and the Bylaws and to provide certain procedural requirements and protections with respect to indemnification and advancement of expenses.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits

The exhibits listed in the Exhibit Index that immediately follows the signature pages to this registration statement are filed as part of or incorporated into this registration statement.

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of June, 2009.

SAKS INCORPORATED

By:	/s/ Ron C. Llewellyn
Ron C. Llewellyn
Vice President and Secretary

Each person whose signature appears below on this registration statement hereby constitutes and appoints Stephen I. Sadove, Kevin G. Wills and Ron C. Llewellyn and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this Registrant’s Form S-8 registration statement and any registration statement or amendment under Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen I Sadove	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 3, 2009
Stephen I. Sadove

/s/ Kevin G. Wills	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2009
Kevin G. Wills

/s/ Donald E. Hess	Lead Director	June 3, 2009
Donald E. Hess

/s/Robert B. Carter	Director	June 3, 2009
Robert B. Carter

/s/ Michael S. Gross	Director	June 3, 2009
Michael S. Gross

/s/ Marguerite W. Kondracke	Director	June 3, 2009
Marguerite W. Kondracke

/s/ Jerry W. Levin	Director	June 3, 2009
Jerry W. Levin

	Director	June 3, 2009
Nora P. McAniff

/s/ C. Warren Neel	Director	June 3, 2009
C. Warren Neel

/s/ Christopher J. Stadler	Director	June 3, 2009
Christopher J. Stadler

	Director	June 3, 2009
Ronald de Waal

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Charter of Saks Incorporated (as amended April 17, 2007, effective April 19, 2007) (filed as Exhibit 99.5 to the Current Report on Form 8-K filed on April 19, 2007).

4.2
Saks Incorporated Amended and Restated Bylaws (as amended effective April 17, 2007, as further amended effective June 4, 2008) (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2008 filed on June 5, 2008).

4.3
Rights Agreement, dated as of November 25, 2008, by and between Saks Incorporated and The Bank of New York Mellon, as Rights Agent (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on November 26, 2008).

4.4	Saks Incorporated 2009 Long-Term Incentive Plan

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

23.1	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page of this Registration Statement).